EXHIBIT 11.3


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended July 25, 1998 and July 19, 1997

                                          Twelve Weeks Ended
                                         ----------------------
                                          July 25,    July 19,
                                            1998        1997
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares                        $  1,387     $  1,385
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,639       17,335
  Less:  Treasury stock - weighted
    average                                (7,624)      (5,573)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                            10,015       11,762
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $   0.14     $   0.12
                                         =========    =========













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